                         AUTOMATIC REINSURANCE AGREEMENT

                                     between

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
     now known as AIG SUNAMERICA LIFE ASSURANCE COMPANY as of March 1, 2003
        (a corporation organized under the laws of the state of Arizona, having its principal place of business in Los Angeles, California;
                 hereinafter referred to as the CEDING COMPANY)

                                       and

                  [redacted] XYZ [redacted] REINSURANCE COMPANY
      (a corporation organized under the laws of the state of [redacted], having its principal place of business in [redacted];
                    hereinafter referred to as the REINSURER)

                EFFECTIVE DATE OF THIS AGREEMENT: JANUARY 1, 2002
                 (hereinafter referred to as the EFFECTIVE DATE)

                                  AGREEMENT NO. [redacted]

                                TABLE OF CONTENTS

PREAMBLE       ............................................................    1

Article I.     Scope of Agreement..........................................    1

Article II.    Commencement and Termination of Liability...................    2 [redacted]

Article III.   Oversights and Clerical Errors..............................    3 [redacted]

Article IV.    Net Amount at Risk..........................................    4 [redacted]

Article V.     Reinsurance Premiums........................................    6 [redacted]

Article VI.    Reinsurance Administration..................................    6 [redacted]

Article VII.   Settlement of Claims........................................   10 [redacted]

Article VIII.  Reinsurance Credit..........................................   11 [redacted]

Article IX.    Recapture Privileges........................................   12 [redacted]

Article X.     Inspection of Records.......................................   14 [redacted]

Article XI.    Insolvency..................................................   15 [redacted]

Article XII.   Negotiation.................................................   16 [redacted]

Article XIII.  Arbitration.................................................   17 [redacted]

Article XIV.   Right to Offset Balances Due................................   18 [redacted]

Article XV.    Policy Form and Program Changes.............................   19 [redacted]

Article XVI.   Confidentiality.............................................   21 [redacted]

Article XVII.  Other Provisions............................................   22 [redacted]

               A.   Notifications..........................................   22 [redacted]

               B.   Assignment.............................................   22 [redacted]

               C.   Severability...........................................   22 [redacted]

               D.   Applicable Law.........................................   22 [redacted]

               E.   Currency...............................................   22 [redacted]

Article XVIII. Entire Agreement............................................   23 [redacted]

Article XIX.   DAC Tax.....................................................   24 [redacted]

Article XX.    Duration of Agreement.......................................   25 [redacted]

Article XXI.   Special Termination or Settlement...........................   26 [redacted]

Article XXII.  Execution of Agreement......................................   27 [redacted]


[redacted] Effective January 1, 2002    i

                             SCHEDULES AND EXHIBITS

Schedule A     Plans of Reinsurance

Schedule B     Investment Funds

Schedule C     Required Data and Suggested Data Layout

Exhibit I      1994 Variable Annuity MGDB Mortality Table

Exhibit II     Reinsurance Premiums

Exhibit III    Benefit Limitation Rule

Exhibit IV     Policy Forms and Endorsements

Exhibit V      Confidentiality and Non-Disclosure Agreement


[redacted] Effective January 1, 2002    ii

                                    PREAMBLE

This Agreement is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the annuitant, owner, beneficiary or any other party under any policies of the CEDING COMPANY which may be reinsured hereunder. The CEDING COMPANY shall be and remain solely liable to such parties under such policies reinsured hereunder.

                                   ARTICLE I.

                               SCOPE OF AGREEMENT

A. On and after the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, its share of the MNAR (defined in Article IV), in excess of the CEDING COMPANY's retention (defined in Paragraph B below), generated prior to termination of the REINSURER's liability (defined in Article II), by the Guaranteed Minimum Death Benefit (GMDB) and Earnings Enhancement Benefit (EEB) provisions within new and inforce variable annuity policy forms and endorsements issued by the CEDING COMPANY and reinsured hereunder (defined in Schedule A).

     [redacted] The REINSURER's maximum VNAR liability incurred in any one calendar year shall be calculated on an aggregate basis by premium class. [redacted]

                         ARTICLE I, SCOPE OF AGREEMENT

                                   (Continued)

[redacted]

[redacted] B. This Agreement covers only the CEDING COMPANY's contractual liability for claims paid under variable annuity policy forms and endorsements specified in Schedule A and supported by investment funds specified in Schedule B and its Amendments, that were submitted to the REINSURER in accordance with the terms of this Agreement set forth in
     Article XV.

[redacted] C. For purposes of clarification and certainty, any reference in this Agreement to restoring a party to the position that that party would have occupied, or any similar phrase, shall be deemed to mean restoring the party to the position that that party would have occupied under the terms of this Agreement, and not to the position that that party occupied prior to the execution of this Agreement.


[redacted] Effective January 1, 2002    Page 1

                                   ARTICLE II.

                    COMMENCEMENT AND TERMINATION OF LIABILITY

A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY.

B. The liability of the REINSURER for all reinsured policies under this Agreement may terminate in accordance with

     1.   the Duration of Agreement provisions set forth within Article XX, or

     2. the termination provisions set forth within Article VI, Administration, and within Article XXI, Special Termination or Settlement, or

     3.   the Recapture Privileges set forth within Article IX.

C. For an individual policy, the liability of the REINSURER under this Agreement will terminate either in accordance with Paragraph B, above, or upon the earliest of the following occurrences defined in the policy(ies) reinsured hereunder:

     1.   the date the owner elects to annuitize;

     2.   surrender or termination of the policy (including 1035 exchanges);

     3. the death of the owner or annuitant where such death triggers the payment of a contractual death benefit, or the later of the death of the spouse when spousal continuance has been elected;

     4. attainment of attained age 90 for the Annual Ratchet GMDB benefit, and the later of attained age 95 and 10 years from issue for all other GMDB and EEB benefits;

[redacted] D. The REINSURER shall be liable to reimburse claims in accordance with Article VII, only on those deaths where the actual date of death is on or after the EFFECTIVE DATE.


[redacted] Effective January 1, 2002    Page 2

                                  ARTICLE III.

                         OVERSIGHTS AND CLERICAL ERRORS

A. Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if such noncompliance is shown to be the unintentional result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall remain in full force and effect, but both the REINSURER and the CEDING COMPANY shall be restored to the positions they would have occupied had no such noncompliance, oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a policy it should have reinsured under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. In such event, this Agreement shall remain in full force and effect, but both the REINSURER and the CEDING COMPANY shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. [redacted]

C. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not declare a policy form it should have declared under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. In such event, this Agreement shall remain in full force and effect, but both the REINSURER and the CEDING COMPANY shall be restored to the positions they would have occupied had the CEDING COMPANY declared the policy form at the original date. [redacted]

D. The provisions of this Article may not be used to supersede or void the termination provisions set forth in Article VI, Paragraph F.

E. Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER's liability under Article VII, Settlement of Claims, of this Agreement.


[redacted] Effective January 1, 2002    Page 3

                                   ARTICLE IV.

                               NET AMOUNT AT RISK

A. The MNAR (Mortality Net Amount at Risk) for each variable annuity policy form reinsured hereunder, by issue age, shall be equal to the following:

          [redacted]

     where:

     -    VNAR (Variable Net Amount at Risk) = [redacted]:

     -    [redacted] SCNAR (Surrender Charge Net Amount at Risk) = [redacted]

               EEMNAR (Earnings Enhancement Mortality Net Amount at Risk) = [redacted]

B.   Spousal Continuances (as described in Schedule A)

     The REINSURER will reimburse the CEDING COMPANY for the SCNAR (for the Issue Ages defined in Paragraph A, above), realized upon death consistent with the manner in which the CEDING COMPANY waives the surrender charges when death benefit is paid out.

     Also covered under this Agreement are surrender charges arising from additional premium deposits contributed by the spouse to the policy on or after the spousal continuance date.

     In no event will the REINSURER reimburse surrender charges arising from the same premium deposits more than once.


[redacted] Effective January 1, 2002    Page 4

                         ARTICLE IV, NET AMOUNT AT RISK

                                   (Continued)

C. The death benefit and the surrender charges will be as described in the variable annuity policy forms specified in Schedule A.


[redacted] Effective January 1, 2002    Page 5

                                   ARTICLE V.

                              REINSURANCE PREMIUMS

A. The total Reinsurance Premium due in any reporting period is the sum of the GMDB Reinsurance Premium and the EEB Reinsurance Premium as defined separately below. The reporting period is monthly.

B. [redacted] The reinsurance rates and the premium structure described herein are subject to change based on the criteria described in Article XV.

     GMDB Reinsurance Premium The GMDB Reinsurance Premium is a monthly YRT rate which is applied to the average MNAR, excluding EEMNAR, over the reporting period on a life-by-life attained age basis, and is equal [redacted] The GMDB minimum and maximum reinsurance premium rates, expressed in terms of basis points, are set forth in Exhibit II, and are calculated on an aggregate basis by premium class, as described in the following paragraph.

     [redacted] The GMDB Reinsurance Premium due to the REINSURER for the month, for each premium class, shall be the greater of the YRT rate, as described above, and the minimum asset-based premium, but no greater than the maximum asset-based premium calculated as described above. The total GMDB Reinsurance Premium due for the month is the sum of the premiums calculated for each premium class.

     The YRT rate and the minimum and maximum premium rates shall be based on the oldest person of a multiple life status.

C. EEB Reinsurance Premium: The EEB Reinsurance Premium is an asset-based reinsurance premium that varies by a defined premium class based on underlying GMDB design, issue age, and, for the business issued in calendar year 2001, the "moniness" (defined in Exhibit II Note 1) status of a particular policy. The premium rates, expressed in terms of basis points, are set forth in Exhibit II, and are calculated on an aggregate basis by premium class, as described in the following Paragraph.

                         [redacted] ARTICLE V, REINSURANCE PREMIUMS

                                   (Continued)

     [redacted] The CEDING COMPANY shall calculate, for each premium class, the REINSURER's Quota Share Percentage of the average aggregate total account value for the reporting month. This value shall be applied to the annualized reinsurance premium rates per premium class on a 1/12th basis. The total EEB Reinsurance Premium due for the month is the sum of the premiums calculated for each premium class.

     The asset-based premium rates shall be based on the oldest person of a multiple life status.

D. Spousal Continuances: For Spousal Continuances, the new reinsurance premium rate applied shall be based off the attained age of the surviving spouse at the time of election of spousal continuance. After the new business facility expires, as described under Article XX, the REINSURER reserves the right to declare new rates.

                                   [redacted]

                                   ARTICLE VI.

                           REINSURANCE ADMINISTRATION

A. Within thirty (30) days of the end of each calendar month (the "Due Date"), the CEDING COMPANY shall provide to the REINSURER:


[redacted] Effective January 1, 2002    Page 6

B. [redacted] The CEDING COMPANY acknowledges the importance of timely submissions of credible data, as defined herein, to enable the REINSURER to manage effectively the risk associated with the products reinsured hereunder. Therefore, by the Due Date for each calendar month, the CEDING COMPANY will take the necessary steps to furnish the REINSURER with the [redacted] as detailed in Schedule C, for each policy form specified in Schedule A, valued as of the last day of that month. [redacted]. The data provided shall constitute a component of the Remittance provided both of the following conditions are met:

     1.   the file contains correct data for all the policies reinsured, and

     2. each record contains all of the applicable data elements set forth in Schedule C.

     The CEDING COMPANY shall promptly notify the REINSURER when it becomes aware of any deficiency in its seriatim electronic data and/or its associated reporting process. For its part, if the REINSURER becomes aware of any deficiency in the CEDING COMPANY's seriatim electronic data and/or its associated reporting process, the REINSURER shall promptly notify the CEDING COMPANY of the deficiency. The CEDING COMPANY shall initiate the cure for the deficiency within thirty (30) days after either notice, (the "Cure Period"), to be effectuated as promptly as possible.

     Any error or incomplete item that does not materially affect the REINSURER's ability to manage its risk associated with the reinsured policies shall not cause the seriatim electronic data provided by the CEDING COMPANY to fail to constitute the seriatim electronic data component of a Remittance.

C. Additionally, by the Due Date for each calendar month, the CEDING COMPANY will furnish the REINSURER with a Summary Statement containing the following:

     1.   [redacted];

     2. benefit claim reimbursements due to the CEDING COMPANY in total and, if applicable, broken down by MNAR components;

     3.   month end date for the period covered by the Summary Statement.


[redacted] Effective January 1, 2002    Page 7

                     ARTICLE VI, REINSURANCE ADMINISTRATION

                                   (Continued)

D. If the net balance is due the REINSURER, the amount due shall be remitted with the Summary Statement. If the net balance is due the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the Summary Statement.

E. Furthermore, [redacted]. Upon the receipt of the final report for the calendar year, the REINSURER will "true-up" benefit claim reimbursements, if necessary, for that calendar year.

F. The submission of the Remittance is a condition precedent to the liability of the REINSURER under this Agreement. In the event the CEDING COMPANY does not make the Remittance in accordance with the provisions of this Article, the REINSURER may exercise the following rights:

     1. The REINSURER reserves the right to charge interest if the CEDING COMPANY fails to remit to the REINSURER the premium component of a Remittance [redacted] The REINSURER reserves the right to charge interest on the associated premium, if the CEDING COMPANY fails to submit to the REINSURER the seriatim data component of a Remittance that fulfills the requirements set forth in Paragraph B of this Article, within thirty (30) days of the end of the Cure Period. Interest shall be calculated in accordance with the procedure described above in this Paragraph F1.

     2. The REINSURER will have the right to terminate this Agreement if the premium component of a Remittance otherwise due the REINSURER from the CEDING COMPANY [redacted] The REINSURER will have the right to terminate this Agreement if the CEDING COMPANY fails to submit to the REINSURER the seriatim data component of a Remittance that fulfills the requirements set forth in Paragraph B of this Article, [redacted] Termination shall be effected in accordance with the procedure described above in this Paragraph F2.


[redacted] Effective January 1, 2002    Page 8

                     ARTICLE VI, REINSURANCE ADMINISTRATION

                                   (Continued)

     Receipt by the REINSURER of a partial submission, such as reinsurance premiums without accompanying seriatim electronic data or vice versa, does not constitute a Remittance and thus does not cure a delinquency or a default under this Agreement.

G. The CEDING COMPANY reserves the right to charge interest, calculated in accordance with the method set forth in Paragraph F1, above, on claims not paid within [redacted] set forth in Article VI, Paragraph D, above.


[redacted] Effective January 1, 2002    Page 9

                                  ARTICLE VII.

                              SETTLEMENT OF CLAIMS

A. The claims that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on deaths that occur on or after the EFFECTIVE DATE, subject to the liability limitations described in
     Article I.

B. In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.

C. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual death benefits paid in that month, based on the net amount at risk definition set forth in Article IV, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

D. Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

E. With respect to Extra-Contractual Damages, except as otherwise provided below, in no event will the REINSURER participate in punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement.

     [redacted] If the REINSURER declines to be party to the contest, compromise or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. In addition, the REINSURER will pay its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY that it declines to be a party to the contest, compromise or litigation of a claim.

F. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.


[redacted] Effective January 1, 2002    Page 10

                                  ARTICLE VIII.

                               REINSURANCE CREDIT

A. The reserves held by the REINSURER in its statutory financial statements will be greater than or equal to those required by the state where the statement is filed. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance reserve credit in the states in which the REINSURER is currently authorized for the reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with all the Insurance laws and regulations of the states in which the CEDING COMPANY is admitted, to enable the CEDING COMPANY to take reserve credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.

B. In the event that the CEDING COMPANY is unable to qualify for reinsurance reserve credit solely because the REINSURER is not authorized in a State, the REINSURER shall, [redacted], take any necessary actions, at its sole cost and expense, to insure that the CEDING COMPANY qualifies for reinsurance reserve credit as described in Paragraph A, above. [redacted]

C. Notwithstanding any other provision of this Agreement, the CEDING COMPANY or any successor by operation of law of the CEDING COMPANY, including without limitation, any liquidator, rehabilitator, receiver or conservator of the CEDING COMPANY, may draw upon such letters of credit at any time (including, but not limited to the receipt of notice of non-renewal of such letters of credit) for any one or more of the following purposes, such withdrawal to be applied without diminution because of the insolvency of the REINSURER:

          1. To reimburse the CEDING COMPANY for the REINSURER's share under this Agreement of premiums returned to owners of policies due to cancellations of policies reinsured under this Agreement.

          2. To reimburse the CEDING COMPANY for the REINSURER's share under this Agreement of benefits or losses paid by the CEDING COMPANY under policies reinsured under this Agreement.

          3. To pay any other amounts which the CEDING COMPANY claims as due under this Agreement.

     The CEDING COMPANY agrees to return to the REINSURER any amounts drawn down on such letters of credit which are in excess of the actual amounts required for 1 or 2, or in the case of 3 above, any amounts that are subsequently determined not to be due.


[redacted] Effective January 1, 2002    Page 11

                                   ARTICLE IX.

                              RECAPTURE PRIVILEGES

A. The CEDING COMPANY may recapture existing reinsurance in force in accordance with the rules set forth in this Article IX.

B. The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

C. No recapture will be made [redacted], as measured from the EFFECTIVE DATE, unless the parties mutually agree to a shorter period of time.

D. The recapture shall apply to all the reinsurance in force under the Agreement.

E. [redacted]. The total carryforward is defined as the sum of the carryforwards of this Agreement and the complementary living benefits agreements, Agreement No. [redacted] and Agreement No. [redacted], that reinsure the same variable annuity policy forms specified in Schedule A.

F. The carryforward for each Agreement is defined as the relevant period's reinsurance premium [redacted] Each period utilized for purposes of this paragraph shall be an annual period measured from the anniversary date of this Agreement, except that the final period shall be the most recent anniversary date to the date of notification of recapture.

G.   Upon election, [redacted]

H. The CEDING COMPANY and the REINSURER agree to exchange carryforward calculations each year-end to ensure ongoing agreement on the position of the carryforward.

[redacted]


[redacted] Effective January 1, 2002    Page 12

                        ARTICLE IX, RECAPTURE PRIVILEGES

                                   (Continued)

I. The above provisions of the Agreement notwithstanding, recapture may also occur in accordance with the terms set forth in Article XX, Duration of Agreement and Article XXI, Special Termination or Settlement.


[redacted] Effective January 1, 2002    Page 13

                                   ARTICLE X.

                              INSPECTION OF RECORDS

A. The REINSURER, or its duly appointed representatives, shall have the right annually, upon reasonable advance notice, and for reasonable purposes, to inspect at the office of the CEDING COMPANY all records referring directly to those aspects of the insurance reinsured by the REINSURER.

B. Relating to the business reinsured hereunder, the CEDING COMPANY, or its duly appointed representatives, shall have the right annually, upon reasonable advance notice, and for reasonable purposes, to inspect at the office of the REINSURER all records referring directly to those aspects of the reinsurance ceded from the CEDING COMPANY.

C. Notwithstanding the preceding provisions, if undisputed balances due from the REINSURER under this Agreement have not been paid for the two (2) most recently reported calendar quarters, the REINSURER shall not have access to any of the CEDING COMPANY's records relating to this Agreement without the specific consent of the CEDING COMPANY.


[redacted] Effective January 1, 2002    Page 14

                                   ARTICLE XI.

                                   INSOLVENCY

A. In the event of the insolvency of the CEDING COMPANY, this reinsurance shall be payable directly to the CEDING COMPANY, or to its liquidator, receiver, conservator or statutory successor immediately upon demand on the basis of the liability of the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY shall give written notice to the REINSURER of the pendency of a claim against the CEDING COMPANY which would involve a possible liability on the part of the REINSURER, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. It is further agreed that during the pendency of such claim the REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the CEDING COMPANY or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the REINSURER shall be chargeable, subject to the approval of the Court, against the CEDING COMPANY as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER.

B. Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the CEDING COMPANY.

C. The reinsurance shall be payable by the REINSURER to the CEDING COMPANY or to its liquidator, receiver, conservator, or statutory successor, except where the REINSURER with the consent of the direct insured or insureds has voluntarily assumed such policy obligations of the CEDING COMPANY as direct obligations of the REINSURER to the payees under such policies and in substitution for the obligations of the CEDING COMPANY to the payees. [redacted]


[redacted] Effective January 1, 2002    Page 15

                                  ARTICLE XII.

                                   NEGOTIATION

A. [redacted] The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B. If the officers cannot resolve the dispute [redacted], the parties will agree to submit the dispute to formal arbitration, as set forth in Article
     XIII. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.


[redacted] Effective January 1, 2002    Page 16

                                  ARTICLE XIII.

                                   ARBITRATION

A. Any and all disputes or differences arising out of this Agreement, including its formation and validity, shall be submitted to binding arbitration. Any arbitration shall be based upon the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes dated September 1999 (the "Procedures"), as supplemented by the paragraphs below.

B. The Panel shall consist of three Disinterested arbitrators, one to be appointed by the Petitioner, one to be appointed by the Respondent and the third to be appointed by the two Party-appointed arbitrators. The third arbitrator shall serve as the umpire, who shall be neutral. The arbitrators and umpire shall be persons who are current or former officers or executives of an insurer or reinsurer. Within thirty days of the commencement of the arbitration proceeding each Party shall provide the other Party with the identification of its Party-appointed arbitrator, his or her address (including telephone, fax and e-mail information), and provide a copy of the arbitrator's curriculum vitae. If either Party fails to appoint an arbitrator within that thirty-day period, the non-defaulting Party will appoint an arbitrator to act as the Party-appointed arbitrator for the defaulting Party. The umpire shall be appointed by the two Party-appointed arbitrators as soon as practical (but no later than 30 days) after the appointment of the second arbitrator. The Party-appointed arbitrators may consult, in confidence, with the Party who appointed them concerning the appointment of the umpire.

C. Where the two Party-appointed arbitrators have failed to reach agreement on an umpire within the time specified in paragraph B, each Party shall propose to the other in writing, within seven (7) days thereafter, eight
     (8) umpire candidates from the ARIAS U.S. Certified Arbitrators List in effect at the time of the commencement of the arbitration. The umpire will then be selected in accordance with 6.7(b)-(e) of the Procedures.
     (Unless the Parties agree otherwise, the ARIAS U.S. Umpire Questionnaire Form in effect at the time of the commencement of the arbitration shall be used.)

D.   The arbitration shall take place in [redacted]

E. Unless prohibited by law, the Supreme Court of the State and County of [redacted] and the United States District Court for the Southern District of [redacted] shall have exclusive jurisdiction over any and all court proceedings that either Party may initiate in connection with the arbitration, including proceedings to compel, stay, or enjoin arbitration or to confirm, vacate, modify, or correct an Arbitration Award.

F.   For purposes of this Article, the terms "Arbitration Award,"
     "Disinterested," "Notice of Arbitration," "Panel," "Party" (or "Parties"), "Petitioner," "Respondent," and "Response" shall have the meanings set forth in article 2 of the Procedures (Definitions).

G. In the event of any conflict between the Procedures and this Article, this Article, and not the Procedures, will control.

H.   This Article shall survive the expiration or termination of this Agreement.


[redacted] Effective January 1, 2002    Page 17

                                  ARTICLE XIV.

                          RIGHT TO OFFSET BALANCES DUE

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any undisputed balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.


[redacted] Effective January 1, 2002    Page 18

                                   ARTICLE XV.

                         POLICY FORM AND PROGRAM CHANGES

A. The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity policy form as described in the policy form general provisions. No such change shall be made by the CEDING COMPANY without PRIOR notification to the REINSURER and without changes being declared effective by the Securities and Exchange Commission (SEC), if necessary. The REINSURER will approve or disapprove of the fund change [redacted] The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with overall risk profile characteristics similar to those listed in Schedule B at inception of the Agreement.

     Should any such change result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER at inception of the Agreement or upon subsequent amendment thereto, as applicable. The REINSURER shall [redacted], provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for new and inforce business affected by the change. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

B. The CEDING COMPANY shall also give the REINSURER ADVANCE notice of any other changes to any policy forms reinsured hereunder, such as the annuity product design and/or death benefit design, any fees and charges, or the addition of any riders. The REINSURER shall, [redacted], provide the CEDING COMPANY with notice of its approval of such change or its intent to revise the terms of this Agreement.

     Should any such change affect new business to be reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that new business only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER at inception of the Agreement or upon subsequent amendment thereto, as applicable. The REINSURER shall, within [redacted], provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then the CEDING COMPANY shall have the right of immediate termination of this Agreement for new business only. The CEDING COMPANY shall


[redacted] Effective January 1, 2002    Page 19

                   ARTICLE XV, POLICY FORM AND PROGRAM CHANGES

                                   (Continued)

     provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

     Should any such change affect inforce policies reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER at inception of the Agreement or upon subsequent amendment thereto, as applicable. The REINSURER shall, [redacted] provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for inforce business affected by said change only. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

C. The above paragraphs notwithstanding, neither party, acting unreasonably, will withhold agreement to revised terms for the sole purpose of terminating this Agreement.

D. The CEDING COMPANY agrees to provide the REINSURER with all general policyholder communications produced by the CEDING COMPANY as though the REINSURER were a policyholder in the CEDING COMPANY's state of domicile.


[redacted] Effective January 1, 2002    Page 20

                                  ARTICLE XVI.

                                 CONFIDENTIALITY

A. This Agreement incorporates the confidentiality agreement previously agreed to between the parties on October 27, 1998 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit V. All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall, in accordance with the terms of the Confidentiality Agreement, hold confidential and not disclose or make competitive use of any shared Confidential Information of the other party (as such term is defined in the Confidentiality Agreement), unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available by means other than by either party or their agents, or unless the disclosure is required for retrocession purposes, has been mandated by law, or is duly required by external auditors.

B. The REINSURER will treat all personal policyholder information received from the CEDING COMPANY as confidential information and will use good faith efforts to keep such information private and secure, in accordance with the CEDING COMPANY's commitment to its policyholders and in accordance with federal and state privacy laws. The CEDING COMPANY recognizes that the REINSURER may need to share certain information with auditors, regulators and retrocessionaires in the normal course of conducting business.

C. Should either party disclose any confidential information to another party, it shall require such other party to execute a confidentiality agreement satisfactory to the party whose confidential information is being disclosed. A satisfactory confidentiality agreement shall be in substantial conformity with the document shown in Exhibit V.


[redacted] Effective January 1, 2002    Page 21

                                 ARTICLE XVII.

                                OTHER PROVISIONS

A. Notifications. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and either 1) delivered by overnight express, with a delivery receipt required, or 2) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

     If to CEDING COMPANY: AIG SunAmerica Life Assurance Company
                           1999 Avenue of the Stars
                           34th Floor
                           Los Angeles, CA 90067
                           [redacted]

     If to REINSURER:      [redacted]

     Unless otherwise stated, all notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will be deemed given as of the date of receipt, as indicated by the delivery receipt. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

B. Assignment. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. Such consent shall not be unreasonably withheld. However, this Agreement may be held or assigned to an affiliate of the CEDING COMPANY, a company otherwise related to the CEDING COMPANY, or a successor in interest of the CEDING COMPANY without further consent required.

C. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

D. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of [redacted].

E.   Currency. All financial transactions under this Agreement shall be made in
     U. S. dollars.


[redacted] Effective January 1, 2002    Page 22

                                 ARTICLE XVIII.

                                ENTIRE AGREEMENT

This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification to this Agreement shall be null and void unless made by Amendment or Addendum to the Agreement and signed by both parties.


[redacted] Effective January 1, 2002    Page 23

                                  ARTICLE XIX.

                                     DAC TAX

               TREASURY REGULATION SECTION 1.848-2(G)(8) ELECTION

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for the year this Agreement becomes effective and all subsequent taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E. The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY [redacted]. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

G. If the REINSURER contests the CEDING COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount [redacted]. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.


[redacted] Effective January 1, 2002    Page 24

                                   ARTICLE XX.

                              DURATION OF AGREEMENT

A. This Agreement shall be open for new business through December 31, 2003, subject to a [redacted] reinsured hereunder as of the EFFECTIVE DATE plus new considerations to the CEDING COMPANY on the policies reinsured hereunder, [redacted] Anytime on or after December 31, 2003, or anytime on or after attainment of the limit on total new considerations described in this Paragraph, and upon ninety (90) days written notice, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement. Additional purchase payments made after the close of this Agreement are covered hereunder for policies issued during the period this Agreement was open for new business.

B. The reinsurance ceded hereunder shall remain in force for [redacted]. The CEDING COMPANY and the REINSURER may continue the duration of coverage hereunder [redacted], subject to mutually acceptable terms. If no agreement is reached to extend the duration of this Agreement, the CEDING COMPANY shall commence a recapture of the reinsurance in force whereby each policy [redacted]. The REINSURER's liability under this Agreement shall end upon full recapture of the inforce.


[redacted] Effective January 1, 2002    Page 25

                                  ARTICLE XXI.

                        SPECIAL TERMINATION OR SETTLEMENT

It is hereby mutually agreed that in addition to the termination provisions hereof, the following shall apply:

Section I -Termination:

A. Either party may terminate this Agreement upon forty-five (45) days notice in the event that:

     1. The other party should at any time (whether voluntarily or otherwise) become insolvent, or suffer a substantial impairment of capital, or become the subject of any liquidation, rehabilitation, receivership, supervision, conservation, or bankruptcy action or proceeding (whether judicial or otherwise) or of a proposed Scheme of Arrangement, or be acquired or controlled (whether directly or indirectly) by any other company or organization, or

     2. There is a severance of free and unfettered communication and/or normal commercial and/or financial intercourse between the United States of America and the country in which the REINSURER is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency.

     3. Any law or regulation of any Federal or State of any jurisdiction in which the CEDING COMPANY is doing business should render illegal the arrangements made herein.

B. In the event that the REINSURER's Standard & Poor's and/or AM Best rating drops below a Standard & Poor's [redacted], the CEDING COMPANY may request, and the REINSURER shall provide, as described in Article VIII, [redacted] Termination under A or B shall be effected by written notice of cancellation. The CEDING COMPANY will specify whether the termination results in a recapture of all ceded business (i.e. clean-cut) or termination of new business only (i.e. run-off). If the CEDING COMPANY elects termination for new business only (run-off), it may request, [redacted]

Section II - Settlement

The mode of payment will be [redacted]

Section III - Payment

Settlement upon termination (clean-cut) of this Agreement shall be determined in accordance with the Loss Carryforward (LCF) formula found in Article IX, Recapture Privileges.

                 ARTICLE XXI, SPECIAL TERMINATION OR SETTLEMENT

                                   (Continued)

[redacted]

This article shall survive the termination of this Agreement.


[redacted] Effective January 1, 2002    Page 26

                                  ARTICLE XXII.

                             EXECUTION OF AGREEMENT

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the EFFECTIVE DATE.

ANCHOR NATIONAL LIFE INSURANCE COMPANY
now known as AIG SUNAMERICA LIFE ASSURANCE COMPANY as of March 1, 2003


By:                                     Date:
    ---------------------------------         ----------------------------------
    Name/Title


Attest:
        -----------------------------
        Name/Title


[redacted] XYZ [redacted] REINSURANCE COMPANY


By:                                     Date:
    ---------------------------------         ----------------------------------
    [redacted]


By:
    ---------------------------------
    [redacted]


Attest:
        -----------------------------
        [redacted]


[redacted] Effective January 1, 2002    Page 27